Exhibit 23


                    CONSENT OF INDEPENDENT AUDITORS
                   --------------------------------


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the offer and sale of up to 1,500,000 shares of Intermet Corporation (the "Company") common stock pursuant to the Company's Executive Stock Option and Incentive Award Plan and to the incorporation by reference therein of our reports dated March 21, 1995, with respect to the consolidated financial statements of the Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 and the related financial statement schedule included therein, filed with the Securities and Exchange
Commission.



                          /s/ Ernst & Young LLP
                         ----------------------------------
                         Ernst & Young LLP

Atlanta, Georgia
May 1, 1995